THE WEST COMPANY, INC. - OUTBOUND
                              DUTCH AUCTION - NOBO


Hello. My name is __________ and I am calling on behalf of The West Company. May I please speak with__________? I was calling to confirm that your broker has notified you of the Dutch Auction tender offer for common stock of The West Company.

Yes                                         No


Great! Did you have a chance to look over   I'd like to suggest that you contact
the offer?                                  your broker for more information
                                            about the Dutch Auction tender offer
                                            for The West Company common stock.
Yes                          No


Response

Remember, if you intend to accept the offer, your broker needs to receive your instructions by October 7, 1998, at the latest. If you decide to participate we urge you to act as soon as possible.


That's all I wanted to let you know. Thank you for your time and have a good ( ).

Message: This message is for Mr./Mrs. _______. I'm calling you on behalf The West Company to remind you that the deadline to respond to the Dutch Auction tender offer is October 7, 1998. If you haven't already been notified about the offer, please contact the brokerage at which you hold your shares. Thank you.

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                        THE WEST COMPANY, INC. - OUTBOUND
                              DUTCH AUCTION - NOBO
                                   REGISTERED

Hello. My name is __________ and I am calling on behalf of The West Company. May I please speak with__________? I was calling to be sure you received the notice for the Dutch Auction Tender Offer for common stock of The West Company. Has it arrived?

Yes                                        NO


Great! Did you have a chance to look over  I'd would like to remail those
the offer?                                 materials.  Do you live at (check
                                           address)?  I'll mail that right away.


Yes                                  No


Are there any questions about the offer that I might be able to answer for you?

Yes                                  No

Response

Remember that the deadline to respond to this offer is October 7, 1998.



That's all I wanted to let you know. Thank you for your time and have a good ( ).

Message: This message is for Mr./Mrs. _________. I'm calling you on behalf The West Company to remind you that the deadline to response to the Dutch Auction tender offer is October 7, 1998. If you'd like more information please call
(888) 279-9146. When calling please refer to record #_____________. Thank you.



                                        7

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